Exhibit 99.1

                    NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Investor Relations
https://ir.cedarfair.com	Michael Russell, 419.627.2233

THE FUN IS BACK: CEDAR FAIR BEGINS PHASED PARK AND HOSPITALITY OPENINGS IN OHIO, TEXAS, MISSOURI AND CALIFORNIA WITH NEW HEALTH AND SAFETY PROTOCOLS FOR GUESTS AND ASSOCIATES
Cedar Point, Kings Island, Schlitterbahn and Worlds of Fun parks to open for the 2020 season with limited capacity, reduced hours, and increased hygiene practices
SANDUSKY, Ohio (June 9, 2020) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, has implemented new health, safety and hygiene protocols that will allow the phased opening of several popular properties for the 2020 season:
•Kings Island in Mason, Ohio will open its amusement park on July 2;
•Cedar Point amusement park in Sandusky is planning a July 9 opening; the park previously announced that its Hotel Breakers and Lighthouse Point RV sites would open June 12;
•The Schlitterbahn waterparks in New Braunfels and Galveston, Texas will open June 13; and
•Worlds of Fun in Kansas City, Missouri will open its amusement park on June 22.
All parks are opening with limited capacity, and initially will be open for season passholders only; daily ticketholders will be able to visit shortly thereafter. Opening dates for the waterparks at Cedar Point, Kings Island and Worlds of Fun are yet to be determined. Knott’s Berry Farm opened selected locations in its California Marketplace on June 8, and plans to continue opening additional marketplace retail and dining locations through June 20.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 - 419.627.2233

CEDAR FAIR BEGINS PARK AND HOSPITALITY OPENINGS IN OHIO, TEXAS, MISSOURI AND CALIFORNIA
June 9, 2020

Cedar Fair CEO Richard Zimmerman said, “We want our guests and associates to feel confident knowing that our parks are taking extensive measures to welcome them back to an environment where safety is the highest priority. People will experience our new health and hygiene protocols before they enter the properties for either work or play; these enhancements will be observed throughout the entire day and at departure. We are thrilled that our guests will again be able to enjoy a best day experience at Cedar Point, Kings Island, the Schlitterbahn parks and Worlds of Fun, as well as great shopping and dining again at Knott’s Berry Farm. We look forward to more openings as restrictions are lifted around the country.”
The Company’s new health and safety protocols align with CDC guidelines, and have been informed by company and industry health and safety experts, along with state and local government officials. A video will be available on park websites in advance of each parks’ opening to advise guests of new policies and procedures to expect. Key changes include:
•A new online reservation system to manage capacity and facilitate appropriate social distancing;
•A health screen and temperature check before each guest, associate or vendor enters the park;
•New social distancing protocols throughout the parks;
•The requirement for guests, associates, and vendors to wear masks as directed by protocols;
•An abundance of hand sanitizer stations placed throughout the parks; and
•Increased cleaning and sanitization procedures of all high-touch areas throughout the parks.
Technology enhancements the Company implemented to facilitate a safe guest experience were previously announced. Guests are being encouraged to download each location’s mobile app or visit the website to become familiar with changes they will see.
Cedar Fair continues to work closely with health and safety experts to provide a safe and fun experience for guests and associates, and will review and update these changes as park openings resume.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 - 419.627.2233

CEDAR FAIR BEGINS PARK AND HOSPITALITY OPENINGS IN OHIO, TEXAS, MISSOURI AND CALIFORNIA
June 9, 2020

About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario. The Company also operates an additional theme park in California under a management contract.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors, including the impacts of the COVID-19 pandemic, general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 - 419.627.2233